Exhibit 10.43

EXPONENT, INC.

[1999 Stock Option Plan or 2008 Equity Incentive Plan]

Amendment to Stock Option Agreement

The following amendment to your [Insert Grant Date] stock option grant award agreement is effective February 15, 2013:

Dividend Equivalent Payments. If the Company declares and pays an ordinary cash dividend to its shareholders while any portion of the Option remains outstanding and unvested, the Optionee may become entitled to receive a dividend equivalent payment, subject to the following limitations. Any such dividend equivalent payment will be paid, in cash, on the date of vesting of the applicable portion of the Option. Any such payment will be equal to the aggregate of any ordinary cash dividends distributed by the Company to its shareholders, from the date of grant until the applicable vesting date, on a single share of common stock multiplied by the number of shares underlying the portion of the Option vesting on such date.

Once any portion of the Option has vested, the Optionee thereafter will have the right to receive a dividend equivalent payment with respect to the vested, unexercised portion of the Option, which payment (if any) will be made quarterly on the first day of the calendar quarter following the most recent dividend record date. Any such payment will be equal to the dividends paid on a share of Common Stock multiplied by the number of shares relating to such vested portion of the Option. In no event will an Optionee receive more than one dividend equivalent payment per record date per Option share.

For clarity, if any portion (or all) of the Option never vests for any reason, the Optionee will not be entitled to receive any dividend equivalent payments pursuant to this provision. Moreover, if the Optionee exercises any portion of the Option, the Optionee will no longer be entitled to receive dividend equivalent payments with respect to the portion of the Option exercised by the Optionee. Finally, if any portion of the Option that is outstanding and vested terminates without being exercised by the Optionee, the Optionee will no longer be eligible to receive any dividend equivalent payments with respect to such portion of the Option.